CFNB REPORTS DROP IN FIRST QUARTER NET EARNINGS

IRVINE, CALIFORNIA, October 25, 2004 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced net earnings of $1.6 million for the first quarter ended September 30, 2004, a 30% decline from $2.3 million earned during the first quarter of fiscal 2004. Diluted earnings per share for the first quarter decreased 33% to $0.14 per share, compared to $0.21 per share for the first quarter of the prior year. The difference between the 30% decrease in net earnings and the 33% decrease in diluted earnings per share reflects the impact of a larger number of shares outstanding during the period.

For the first quarter ended September 30, 2004, net direct finance and interest income of $4.3 million was down 5% from $4.6 million reported during the first quarter of the prior year. This result reflected a decrease in direct finance income and higher interest expense paid on deposits, which was offset some by higher interest and investment income and no provision for lease losses. The lower direct finance income resulted from lower average yields earned on leases held in the Company’s own portfolios, despite an increase in average balances. The increase in investment income is due to the improved yields earned on slightly lower investment balances. Investment income in the first quarter of 2004 had been negatively impacted by the volatility in short-term interest rates during that quarter. Other income decreased 16% to $3.1 million, compared to $3.7 million reported for the first quarter of fiscal 2004. This is due to lower gains earned from sales of leased property and lower income from lease extensions. As a result of the foregoing, gross profit of $7.5 million for the first quarter of fiscal 2005 decreased 10% from $8.3 million reported for the first quarter of the prior year.

During the first quarter of fiscal 2005, CalFirst Bancorp’s S,G&A expenses increased by 6% to $4.9 million, compared to $4.6 million reported for the first quarter of fiscal 2004. The increase is due to higher costs related to the development of the sales organization, expanded marketing programs and higher expense related to updating systems and facilities.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "Our first quarter results continue to bear the brunt of a smaller portfolio of assets reaching the end of term, while earnings recognition from new lease originations has dragged as the completion of transactions in process is stretched out. At September 30, 2004, property acquired for transactions in process was up 45% to $44.4 million. While the volume of lease originations approved during the first quarter was down from the volume approved during the fourth and first quarters of last year, CalFirst Bancorp finished the quarter with a backlog of approved but un-booked leases that was 20% higher than a year ago, and 8% ahead of the level at June 30, 2004. As these transactions are completed, we expect to see improved growth in direct finance income.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2004 Annual Report on Form 10-K.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2004	2003

Direct finance income	$ 4,222	$ 4,630
Interest and investment income	273	93
Total direct finance and interest income	4,495	4,723

Interest expense on deposits	165	64
Provision for lease losses	-	78

Net direct finance and interest income after provision for lease losses	4,330	4,581
Other income
Operating and sales-type lease income	1,026	1,173
Gain on sale of leases and leased property	1,963	2,332
Other fee income	131	225
Total other income	3,120	3,730

Gross Profit	7,450	8,311

Selling, general and administrative expenses	4,863	4,597

Earnings before income taxes	2,587	3,714

Income taxes	996	1,430

Net earnings	$ 1,591	$ 2,284

Basic earnings per share	$ 0.14	$ 0.21
Diluted earnings per share	$ 0.14	$ 0.21

Weighted average common shares outstanding	11,046	10,934
Diluted number of common shares outstanding	11,269	11,072

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2004	June 30, 2004
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 64,380	$ 64,872
Marketable securities	3,968	3,957
Net receivables	4,869	1,464
Property for transactions in process	44,418	30,480
Net investment in capital leases	148,469	153,902
Other assets	2,278	2,329
Discounted lease rentals assigned to lenders	14,207	17,541
	$282,589	$274,545
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,879	$ 1,624
Income taxes payable, including deferred income taxes	18,049	17,567
Deposits	32,469	24,600
Other liabilities	9,578	9,364
Non-recourse debt	14,207	17,541
Total liabilities	78,182	70,696
Stockholders' Equity	204,407	203,849
	$282,589	$274,545